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                                                                    EXHIBIT 4.45

THIS SUBSTITUTE CONVERTIBLE SECURED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO EPICEDGE, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

                 SUBSTITUTE CONVERTIBLE SECURED PROMISSORY NOTE

                                                               Chicago, Illinois
$3,100,000                                           ___________November 1, 2002

      FOR VALUE RECEIVED, EpicEdge, Inc., a Texas corporation (the "Company"), promises to pay to the order of Edgewater Private Equity Fund III, L.P., a Delaware limited partnership ("Holder"), the principal sum of Three Million One Hundred Thousand Dollars ($3,100,000), and to pay interest on the outstanding principal balance of this Substitute Convertible Promissory Note (this "Note") in accordance with Section 2 of this Note. This Note is delivered in connection with that certain Note and Preferred Stock Purchase Agreement dated as of April 16, 2002 (as may be amended, restated or otherwise modified from time to time, the "Purchase Agreement") between the Company, the Holder and certain other parties named therein. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement. This Note is a Substitute Note under the Purchase Agreement.

1. Maturity. To the extent not previously converted in accordance with the Purchase Agreement, the Company shall repay the outstanding principal balance of this Note and interest accrued thereon in full on April 16, 2003 (the "Maturity Date"). All payments received shall be applied first against costs of collection (if any), then against accrued and unpaid interest on this Note, then against the outstanding principal balance of this Note.

2. Interest. Interest shall begin to accrue on the outstanding principal balance of this Note commencing on the date hereof (in addition to all interest previously accrued hereunder) and continuing until repayment of this Note in full at the rate of eight percent (8%) per annum calculated on the basis of a 360 day year and actual days elapsed. However, upon the occurrence of a Default (as defined herein) the interest on the outstanding principal balance of this Note will accrue from the date of such Default until such time as such Default is cured in a manner that is acceptable to the Holder at a rate per annum equal to three percent (3%) plus the interest rate then in effect.

3. Prepayment; Acceleration. The outstanding principal balance and all accrued interest payable to Holder hereunder may not be prepaid without the consent of Holder in its sole and absolute discretion. All prepayments so permitted by Holder shall be applied in the order provided in Section
      1. The outstanding principal balance of this Note is subject to
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      acceleration as set forth in Section 7.2 of the Purchase Agreement.
      Following any such acceleration, Holder may pursue any and all legal or equitable remedies that are available to it.

4. Conversion. The outstanding principal amount of this Note equal to $1,000,000, plus accrued interest thereon, shall be convertible into certain securities of the Company in accordance with Section 2.7 of the Purchase Agreement. The outstanding principal amount of this Note equal to $2,100,000, plus accrued interest thereon, may be convertible into certain securities of the Company in accordance with Section 2.7 of the Purchase Agreement.

5. Default. The Company will be deemed to be in default ("Default") hereunder upon the occurrence of any "Event of Default" described in Section 7.1 of the Purchase Agreement, and Holder shall have all rights and remedies available to it upon any such Default as described therein or in this Note.

6.    Miscellaneous.

      (a) The Company hereby waives presentment, demand, protest, notice of dishonor, diligence and all other notices, any release or discharge arising from any extension of time, discharge of a prior party, or other cause of release or discharge other than actual payment in full hereof.

      (b) Holder shall not be deemed, by any act or omission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Holder and then only to the extent specifically set forth in such writing. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event. No delay or omission of Holder to exercise any right, whether before or after a Default hereunder, shall impair any such right or shall be construed to be a waiver of any right or Default, and the acceptance at any time by Holder of any past-due amount shall not be deemed to be a waiver of the right to require prompt payment when due of any other amounts then or thereafter due and payable.

      (c) Time is of the essence hereof. Upon any Default hereunder, Holder may exercise all rights and remedies provided for herein or in the Purchase Agreement and by law or equity, including, but not limited to, the right to immediate payment in full of this Note.

      (d) The remedies of Holder as provided herein or in the Purchase Agreement, or any one or more of them, in law or at equity, shall be cumulative and concurrent, and may be pursued singularly, successively or together at Holder's sole discretion, and may be exercised as often as occasion therefor shall occur.

      (e) It is expressly agreed that if this Note is referred to any attorney or if suit is brought to collect or interpret this Note or any part hereof or to enforce or protect any rights conferred upon Holder by this Note or any other document evidencing or securing this Note, then the Company covenants and agrees to pay all


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            reasonable costs, including attorneys' fees, incurred by Holder in connection therewith.

      (f) If any provisions of this Note would require the Company to pay interest hereon at a rate exceeding the highest rate allowed by applicable law, the Company shall instead pay interest under this Note at the highest rate permitted by applicable law.

      (g) This Note shall be governed by and construed in accordance with the laws of the State of Illinois without giving effect to any choice or conflict of law provision or law that would cause the application of the laws of any other jurisdiction other than the State of Illinois.

      (h) This Note is issued in substitution for but not in payment of that certain Substitute Convertible Secured Promissory Note dated as of October ___, 2002 (the "Prior Note"), in the original principal amount of Two Million Eight Hundred Fifty Thousand Dollars ($2,850,000) and does not and shall not be deemed to constitute a novation thereof. Such Prior Note shall be of no further force and effect upon the execution of this Note; provided, however, that the outstanding amount of principal and interest under the Prior Note as of the date of this Note is hereby deemed indebtedness evidenced by this Note and incorporated herein by this reference.

      IN WITNESS WHEREOF, the Company has executed this Substitute Convertible Secured Promissory Note as of the date first above written.

                                             EPICEDGE, INC., a Texas corporation


                                             By: /s/ Richard Carter
                                                 -------------------------------
                                                 Name: Richard Carter
                                                      --------------------------
                                                 Title: CEO
                                                       -------------------------


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